Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement on Form S-8 (File No. 333-231219), on Form S-8 (File No. 333-200836), and on Form S-8 (File No. 33-222416) of Adhera Therapeutics, Inc. of our report dated April 7, 2021, relating to the consolidated financial statements of Adhera Therapeutics, Inc. (which expresses an unqualified opinion and includes an explanatory paragraph relating to the Company’s ability to continue as a going concern), appearing in this current report on Form 10-K for the years ended December 31, 2020 and 2019.

/s/ Baker Tilly US, LLP

Los Angeles, California

April 7, 2021